Canary Staked INJ ETF S-1/A

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Pre-Effective Amendment to Registration Statement on Form S-1 of our report dated October 21, 2026, relating to the financial statement of Canary Staked INJ ETF as of October 1, 2026, and to the references to our firm under the heading “Experts” in such Registration Statement.

Cohen & Company, Ltd.

Milwaukee, Wisconsin

October 23, 2026